Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS 2012 FINANCIAL RESULTS AND 2013 OUTLOOK

Company Completes Restatement of Prior Periods

FOSTER CITY, CA – April 1, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the fourth quarter and for the year ended December 31, 2012.

Overall revenues increased $23.7 million or 18% for the full year 2012 to $156.3 million, compared to $132.6 million for the prior year, including a $7.3 million or 7% increase in sales of ZADAXIN®. In the fourth quarter of 2012, ZADAXIN sales decreased $8.9 million, or 30% for the quarter, and overall sales decreased $6.5 million or 16% for the quarter, compared to the same period of the prior year. As discussed previously, during the third quarter and particularly in September 2012, the Company estimates there was an increase in ZADAXIN channel inventory levels, and believes that sales to its customers (including importers and distributors) exceeded the pace at which those customers were able to sell ZADAXIN through to other parties, primarily hospital pharmacies, and that channel inventory build-up of ZADAXIN also impacted fourth quarter ZADAXIN revenues. ZADAXIN channel inventory levels improved significantly in the fourth quarter of 2012, and the Company expects these levels to continue to improve in the first half of 2013 to more typical levels for imported drugs as the Company continues to expand market penetration and grow demand for ZADAXIN.

Commented Friedhelm Blobel, Ph.D., SciClone Chief Executive Officer: “In the fourth quarter, while we saw the impact on our revenue from the ZADAXIN® channel inventory build-up that occurred primarily in the third quarter of last year, we also continued to make good progress in implementing important personnel, strategic, and operational improvements designed to reestablish the foundation for our continued revenue and profitability growth. Key to our progress has been strengthening our organization with new senior management in China and a re-energized ZADAXIN sales force committed to achieving our growth and financial goals while maintaining our commitment to act in compliance with all legal and regulatory requirements. We believe we are emerging from our second-half 2012 challenges as a stronger and more execution-focused company. We believe that our business fundamentals remain strong, and that our excellent cash position at the end of 2012 is an important asset that provides significant flexibility to accomplish our growth objectives.”

Continued Dr. Blobel: “Our top priorities for 2013 and beyond are to continue to execute on our strategy to reestablish SciClone’s growth trajectory: to implement our strategies for long-term growth of ZADAXIN; to expand Depakine sales and build momentum for potential market leaders, such as Aggrastat®; to enhance the quality and performance of our organization; to establish profitability in our product promotion business; to seek new product in-licensing opportunities to drive long-term growth; and to strengthen our position within the China pharmaceutical market.”

The Company also announced the completion of its restatement for each of the first, second and third quarters of 2012 and for each of the second and third quarters of 2011 and for the year ended December 31, 2011 with the Company’s Form 10-K for the period ended December 31, 2012 and Form 10-Q/As for the periods ended March 31, June 30 and September 30, 2012, each filed with the Securities and Exchange Commission today. The financial results in this press release reflect SciClone’s financial results on a restated basis. As previously disclosed, the restatement primarily related to accounting errors within the Company’s subsidiary NovaMed in China pertaining to the timing of Pfizer product revenue recognition and the recognition of product return reserves as to Aggrastat. Further information about the restatement is contained in the Company’s Form 10-K for the period ended December 31, 2012. Comparable periods in 2011 referred to in this press release include the financial results of NovaMed only for the period subsequent to the acquisition of NovaMed on April 18, 2011.

Financial Results

Revenues increased by 18% for the full year of 2012 to $156.3 million, compared to revenues in the prior year of $132.6 million. SciClone reported that revenues decreased by 16% for the fourth quarter ended December 31, 2012 to $33.1 million, compared to revenues for the same period in the prior year of $39.7 million.

The increase in revenues for the full year and the decrease in revenues in the fourth quarter were also affected by the inclusion of the NovaMed primary care and oncology business revenues since the date of the acquisition. For the full year 2012, ZADAXIN revenues increased 7% to $112.2 million compared to prior year ZADAXIN revenues of $104.8 million, and revenues attributable to the primary care and oncology product lines increased 59% to $44.1 million for the full year 2012, compared to prior year revenues of $27.7 million. For the fourth quarter of 2012, ZADAXIN revenues decreased 30% to $20.8 million compared to revenues for the same period in the prior year of $29.7 million, and revenues attributable to the primary care and oncology product lines increased $2.3 million to $12.3 million for the fourth quarter of 2012, compared to $10.0 million for the same period in the prior year.

On a pro forma basis, assuming NovaMed had been acquired on January 1, 2011, revenues for the full year 2012 of $156.3 million would have been compared to revenues of $140.6 million in the prior year, an increase of $15.7 million or 11%.

On a GAAP basis, SciClone’s net income for the full year 2012 was $9.6 million, compared with $28.1 million for the prior year, or $0.17 and $0.16 per share on a basic and diluted basis, respectively, compared with $0.51 and $0.49 per share on a basic and diluted basis, respectively, for the prior year. The decrease in per share net income for the 2012 annual period included a one-time, non-cash impairment charge of approximately $42.7 million, offset in part by certain non-cash gains, which related to the NovaMed acquisition. SciClone’s net income for the fourth quarter of 2012 was $1.9 million, compared with net income of $11.6 million for the same period in the prior year, or net income of $0.03 per share on both a basic and diluted basis for the fourth quarter of 2012, compared with net income of $0.20 and $0.19 per share on a basic and diluted basis, respectively, for the same period in the prior year.

SciClone’s non-GAAP net income for the full year 2012, was $36.7 million, compared with non-GAAP income of $34.0 million last year, or $0.65 and $0.63 per share on a basic and diluted basis, respectively, for the full year 2012, compared to $0.62 and $0.59 per share on a basic and diluted basis, respectively, in the prior year. SciClone’s non-GAAP net income for the fourth quarter of 2012 was $2.0 million, compared with non-GAAP income of $11.4 million for the same period in the prior year, or $0.04 per share on both a basic and diluted basis for the fourth quarter of 2012, and $0.19 per share on both a basic and diluted basis for the same period in the prior year.

SciClone believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation to comparable GAAP measures were derived principally as a result of the NovaMed acquisition and are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Sales and marketing expenses for the full year 2012 were $70.3 million, compared with $48.9 million in the prior year. Sales and marketing expenses for the fourth quarter of 2012 were $18.1 million, compared with $15.8 million for the same period in the prior year. The increase of $21.4 million for the year and $2.3 million for the fourth quarter was primarily a result of expansion in China operations, and for the full year, related to the acquisition of NovaMed in April 2011.

Research and development (R&D) expenses for the full year 2012 were $6.1 million, compared with $12.3 million in the prior year. R&D expenses for the fourth quarter of 2012 totaled $0.4 million, compared with $3.1 million for the same period in the prior year. R&D expenses decreased for the year and fourth quarter primarily as a result of the Company’s reduction of its US-based clinical development expenses following the Company’s announcement on March 2, 2012 regarding the futility of its SCV-07 clinical development program in oral mucositis. The Company expects further decreases in R&D expenses in 2013.

General and administrative expenses for the full year 2012 were $21.4 million, compared with $24.0 million in the prior year. General and administrative expenses for the fourth quarter of 2012 were $7.4 million, compared with $4.6 million for the same period in the prior year. The decrease in 2012 and increase for the fourth quarter were primarily due to fluctuations in professional services expenses related to legal and accounting matters associated with the ongoing government investigations and NovaMed internal control matters, and related to $3.8 million in NovaMed acquisition-related transaction fees in 2011 incurred in the first three quarters.

At December 31, 2012, cash and cash equivalents, restricted cash, and investments totaled $87.0 million, compared with $67.0 million at December 31, 2011. The increase in SciClone’s cash balance was primarily due to the cash generated by the Company’s commercial operations, partially offset by $24.8 million used in the year ended December 31, 2012 for the repurchase of SciClone stock.

Financial Outlook for 2013

SciClone anticipates 2013 revenues between $150 and $155 million. SciClone expects that ZADAXIN revenues will be lower in the first half of 2013 related to the current levels of ZADAXIN channel inventory resulting from the previous build-up, compared to the first half of 2012, and believes that ZADAXIN revenues will increase in the second half of 2013, compared to the first half of 2013.

The Company expects non-GAAP earnings per share for the full year 2013 to be between $0.66 and $0.72. SciClone cash and investments at December 31, 2013 are projected to be greater than $105 million, excluding the cash impact of any future repurchases of common stock from its remaining $9.9 million share repurchase plan.

SciClone’s non-GAAP EPS forecast for 2013 excludes employee stock-based compensation and other expenses described in the Company’s reconciliation of GAAP to non-GAAP income, which the Company is not able to reasonably estimate at this time for the full fiscal year.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO.

LIVE CALL:	877 299 4454 (U.S./Canada)
617 597 5447 (International)
Passcode: 11945575

REPLAY:	888 286 8010 (U.S./Canada)
617 801 6888 (International)
Passcode: 95860527
(Replay available from Monday, April 1, 2013, at 6:30 pm ET until 11:59 pm ET on Monday, April 8, 2013)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including further pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2013; the challenges presented by integrating an acquired business into existing operations; the effect of management changes and turnover in its China operations; the potential effect over the coming quarters of increased channel inventory, the dependence on third-party license, promotion or distribution agreements including the need to renew such agreements or end arrangements that the Company does not believe are beneficial; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
		Restated		Restated
	2012	2011	2012	2011
Net revenues:
Product sales	$24,587	$31,772	$123,171	$111,951
Promotion services	8,552	7,903	33,098	20,614

Total net revenues	33,139	39,675	156,269	132,565

Operating expenses:
Cost of product sales	5,326	5,839	21,996	19,409
Sales and marketing	18,120	15,796	70,327	48,853
Amortization of acquired intangible assets, related to sales and marketing	—	893	2,645	2,465
Research and development	393	3,111	6,143	12,346
General and administrative	7,353	4,613	21,442	24,032
Intangible asset impairment	—	—	42,728	—
Contingent consideration	(562)	(2,072)	(15,422)	(3,495)

Total operating expenses	30,630	28,180	149,859	103,610

Income from operations	2,509	11,495	6,410	28,955

Non-operating income (expense):
Interest income	16	23	89	71
Interest expense	(18)	(54)	(185)	(213)
Other (expense) income, net	(20)	(27)	(42)	(21)

Income before provision for income tax	2,487	11,437	6,272	28,792
Provision (benefit) for income tax	599	(113)	(3,348)	670

Net income	$1,888	$11,550	$9,620	$28,122

Basic net income per share	$0.03	$0.20	$0.17	$0.51
Diluted net income per share	$0.03	$0.19	$0.16	$0.49

Weighted average shares used in computing:
Basic net income per share	55,007	58,274	56,637	55,110
Diluted net income per share	56,471	59,976	58,483	57,387

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
		Restated		Restated
	2012	2011	2012	2011

GAAP net income	$1,888	$11,550	$9,620	$28,122
Non-GAAP adjustments:
Employee stock-based compensation	709	978	3,897	3,108
Amortization of acquired intangible assets	—	893	2,645	2,465
Intangible assets impairment	—	—	42,728	—
Contingent consideration	(562)	(2,072)	(15,422)	(3,495)
Net tax benefit related to
NovaMed deferred tax assets and liabilities	—	—	(6,800)	—
Acquisition related costs	—	8	—	3,818

Non-GAAP net income	$2,035	$11,357	$36,668	$34,018

Non-GAAP basic net income per share	$0.04	$0.19	$0.65	$0.62
Non-GAAP diluted net income per share	$0.04	$0.19	$0.63	$0.59

Weighted average shares used in computing:
Non-GAAP basic net income per share	55,007	58,274	56,637	55,110
Non-GAAP diluted net income per share	56,471	59,976	58,483	57,387

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income (loss) and net income (loss) per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Intangible assets impairment. We recorded a one-time non-cash impairment loss to fully write-down the intangible assets acquired in connection with the acquisition of NovaMed. The impairment loss on these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Contingent consideration. The contingent consideration related to the acquisition of NovaMed is re-measured each reporting period and the change in fair value is recorded as an adjustment to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•

Net tax benefit related to NovaMed deferred tax assets and liabilities. We recorded a non-cash net tax benefit related to NovaMed, primarily due to the impairment of intangible assets, which resulted in reversal of related deferred tax liabilities, and the impact of recording a full valuation allowance on any remaining NovaMed deferred tax assets.

•

Acquisition related costs. We incurred certain one-time acquisition costs related to the acquisition of NovaMed. The effects of these acquisition related costs are excluded from SciClone’s non-GAAP financial measure.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

		December 31,
	December 31,	2011
	2012	Restated

Cash and investments	$84,228	$66,654
Restricted cash and investments	2,759	364
Accounts receivable	38,109	38,465
Inventories	10,424	11,141
Intangible assets, net	—	45,185
Goodwill	34,313	33,868
Total assets	174,071	200,844
Total current liabilities	30,812	26,449
Contingent consideration	—	15,400
Deferred tax liabilities	153	8,407
Short-term borrowings	1,445	2,500
Total shareholders’ equity	143,022	150,119